Exhibit 5.1

AST SpaceMobile, Inc. Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas 79706	New York 3 World Trade Center 175 Greenwich Street, 51st Floor New York, NY 10007 T +1 (212) 277-4000 freshfields.us

July 1, 2025

Ladies and Gentlemen:

AST SpaceMobile, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-281939) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including up to 9,450,268 shares of its Class A common stock, par value $0.0001 per share (the “Securities”), to be sold pursuant to the share purchase agreement dated June 25, 2025, by and among the Company and the purchasers party thereto (the “Share Purchase Agreement”).

We, as your counsel, have examined originals or copies of such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed necessary or advisable as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed, without independent inquiry or investigation, that (i) all documents submitted to us as originals are authentic and complete; (ii) all documents submitted to us as copies conform to authentic, complete originals; (iii) all signatures on all documents that we reviewed are genuine; (iv) all natural persons executing documents had and have the legal capacity to do so; (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Share Purchase Agreement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York, and the opinion expressed herein is limited to the General Corporation Law of the State of Delaware. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement relating to the Securities, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Freshfields US LLP